FILED PURSUANT TO RULE 424(b)(3)

FILE NO. 333-84840

PROSPECTUS SUPPLEMENT DATED JULY 13, 2004

TO PROSPECTUS DATED APRIL 3, 2002

AMERIGON INCORPORATED

10,157,047 Shares of

Common Stock

This Prospectus Supplement relates to resales of shares of our common stock, or interests therein, issuable from time to time as described in a Prospectus dated April 3, 2002 (the “Prospectus”). This Prospectus Supplement is a supplement to, and should be read in conjunction with, the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 13, 2004.

This Prospectus Supplement describes the division of one of the entities referred to in the Prospectus as a “selling securityholder” into two separate entities. In July, 2003, Special Situations Technology Fund, L.P. (“SSTF”) formed a new, related entity called Special Situations Technology Fund II, L.P. (“SSTF2”). Certain assets have been transferred from SSTF to SSTF2, including shares of our common stock and warrants convertible into shares of our common stock. Accordingly, SSTF2 is now a selling securityholder, as such term is defined in the Prospectus.

The table of selling securityholders in the “Selling Securityholders” section of the Prospectus is modified to delete the following line item referring to SSTF (table headings are shown for convenience):

Selling Securityholder	Number of Shares Beneficially Owned Prior to Offering	Maximum Number of Shares Which May Be Sold in This Offering
...	...	...
Special Situations Technology Fund, L.P. (11)(13)	450,000	450,000

and replace it with the following:

Selling Securityholder	Number of Shares Beneficially Owned Prior to Offering	Maximum Number of Shares Which May Be Sold In This Offering
...	..	...
Special Situations Technology Fund, L.P. (11)(13)	147,315	147,315(16)
Special Situations Technology Fund II, L.P. (14)(15)	302,685	302,685(16)

The following footnotes replace the prior versions or are added as new footnotes, whichever is applicable, to the to the table of selling securityholders in the “Selling Securityholders” section of the Prospectus:

(11) Includes 33,078 shares of common stock issuable upon conversion of a warrant, 10,200 of which have been exercised as of July 13, 2004. The address for Special Situations Technology Fund, L.P. is 153 E. 53rd Street, 55th Floor, New York, New York 10022.

(14) SST Advisers, L.L.C. (“SSTA”) is the general partner of and investment adviser to the Special Situations Technology Fund II, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of SSTA and are principally responsible for the selection, acquisition and disposition of the portfolio securities by SSTA on behalf of the Special Situations Technology Fund II, L.P.

(15) Includes 116,922 shares of common stock issuable upon conversion of a warrant. The address for Special Situations Technology Fund II, L.P. is 153 E. 53rd Street, 55th Floor, New York, New York 10022.

(16) Between April 3, 2002, the date of the Prospectus, and July 13, 2004, Special Situations Technology Fund, L.P. exercised warrants for 10,200 shares of common stock, sold 97,700 shares of common stock, and transferred 185,763 shares of common stock and warrants convertible into 116,922 shares of common stock to Special Situations Technology Fund II, L.P.

The Company will provide, without charge, to each person to whom a copy of this Prospectus Supplement has been delivered, upon the written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus Supplement, as well as the Prospectus to which this Prospectus Supplement relates. In addition, copies of all reports, proxy statements and other communications distributed to the Company’s shareholders generally and the Company’s latest Annual Report to Shareholders or its most recent Form 10-K, are available without charge, upon written or oral request. Written or oral requests for such copies should be directed to Amerigon Incorporated, 500 Town Center Drive, Suite 200, Dearborn, Michigan 48126-2716. The phone number is (313) 336-3000.

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